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                                                                   Exhibit l.(4)

                              MEMBERS MUTUAL FUNDS
                             SUBSCRIPTION AGREEMENT

     MEMBERS MUTUAL FUNDS, a statutory trust organized under the laws of the State of Delaware (the "Trust"), and CUNA MUTUAL INSURANCE SOCIETY ("CMIS"), an insurance company organized under the laws of the State of Wisconsin, agree as follows:

     1. OFFER AND PURCHASE.

     The Trust offers to CMIS, and CMIS agrees to purchase $100,000 of Class C shares (the "Shares") of each of the Aggressive Allocation Portfolio, Moderate Allocation Portfolio and Conservative Allocation Portfolio, each a series of the Trust. CMIS acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from CMIS of an aggregate of $300,000 in full payment for the Shares.

     2. REPRESENTATION BY CMIS.

     CMIS represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3. LIMITATION OF LIABILITY.

     The Trust and CMIS agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

     4. NO RIGHT OF ASSIGNMENT.

     CMIS's right under this Agreement to purchase the Shares is not assignable.

     5. DATES.

     This Agreement will become effective as of the date the Trust's next Registration Statement on Form N-1A relating to the Aggressive Allocation Fund, Conservative Allocation Fund and Moderate Allocation Fund becomes effective.

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     IN WITNESS WHEREOF, the parties to this Agreement have executed this
Agreement as of the 17 day of December, 2008.


                                     MEMBERS MUTUAL FUNDS


                                     By: /s/ David P. Marks
                                         ---------------------------------------
                                     Name: David P. Marks
                                     Title: President


                                     MEMBERS CAPITAL ADVISORS, INC.


                                     By: /s/ John W. Petchler
                                         ---------------------------------------
                                     Name: John W. Petchler
                                     Title: Vice President